                                                                   EXHIBIT 10.28

                           [LOGO OF COPPER MOUNTAIN]

March 12, 1999

Joseph Markee
P.O. Box 675966
Rancho Santa Fe, CA 92067


Re:  EMPLOYMENT TERMS

Dear Joe:

This letter agreement serves to confirm the terms and conditions of your continued employment with Copper Mountain Networks (the "Company") as follows.

You will continue to serve as Chairman of the Board of Directors and Chief Technical Officer and will be responsible for such duties as are normally associated with such positions or as otherwise determined by the Board of Directors (the "Board"). Your salary and benefits shall remain the same as they are currently, although they may be changed from time to time at the discretion of the Board. You will work at our facility located in San Diego.

You shall remain an at-will employee which means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by the Company's Chief Executive Officer.

Notwithstanding the at-will nature of your employment, if the Board removes you or elects someone else as Chairman or Chief Technical Officer or the Company assigns you to work at a facility located outside San Diego County, then you shall be entitled to the Severance Benefits described below, provided that (i) your employment with the Company is thereafter terminated (either by the Company or by your resignation) within 90 days of such event, and (ii) you furnish the Company with a release of claims (a copy of which is attached hereto as Exhibit
A). For purposes hereof, your Severance Benefits shall be limited to a severance payment in an amount equal to six (6) months of your base salary, subject to standard payroll deductions and withholdings, and twelve (12) months of accelerated vesting of your unvested stock options (such that the number of options you are entitled to exercise shall be equal to the number that would have become vested if you had remained in the continuous employment of the Company until the first anniversary of your last day of employment).
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                           [LOGO OF COPPER MOUNTAIN]

Employment Terms
Page Two continued


The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, including but not limited to, that certain letter agreement from Roger Evans of Greylock written on behalf of the Board and dated February 25, 1998. This letter agreement shall comprise the final, complete and exclusive agreement between you and the Company with respect to the subject matter set forth herein and may only be changed by a written agreement between you and the Chief Executive Officer.

Please sign and date this letter, and return it to me as soon as possible in order to confirm the terms and conditions described above.


Sincerely,

COPPER MOUNTAIN NETWORKS, INC.



By:   /s/ RICHARD GILBERT
   -------------------------------
       Richard Gilbert
       President and Chief Executive Officer


ACCEPTED BY:



     /s/ JOSEPH MARKEE                                    3/15/99
------------------------------------------      --------------------------------
         Joseph Markee                                     Date

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                           [LOGO OF COPPER MOUNTAIN]

                                   EXHIBIT A
                         RELEASE AND WAIVER OF CLAIMS

     In exchange for payment to me of amounts pursuant to the letter agreement dated March 15, 1999, to which this form is attached, I, JOSEPH MARKEE, hereby furnish COPPER MOUNTAIN NETWORKS, INC. (the "Company") with the following release and waiver.

     I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

     I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

     I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.


Dated: ___________________________     ________________________________________
                                       Joseph Markee